News Release	Contact:
For Immediate Release	Anna Austin, EVP, Corporate Communications (314) 523-8354 Email: investor.relations@tlcvision.com

TLCVision Reduces OccuLogix Ownership to 49%

ST. LOUIS, MO, — April 11, 2006 – TLC Vision Corporation (NASDAQ:TLCV; TSX:TLC), North America’s premier eye care services company, announced today the reduction of its ownership in OccuLogix, Inc (NASDAQ:RHEO; TSX:RHE) to 49%.

TLCVision has long stated its objective of reducing its ownership of OccuLogix to below 50% in order to remove the requirement to consolidate OccuLogix’s financial results, thus providing more clarity in financial reporting to TLCVision’s shareholders. Today, TLCVision sold 800,000 shares of OccuLogix stock via the facilities of the Toronto Stock Exchange. After this sale, TLCVision maintains an ownership of 49% or approximately 20.7 million outstanding shares.

“We continue to be optimistic about the ultimate FDA approval and commercialization prospects for Rheopheresis, as well as the new SOLX glaucoma treatment opportunity. Our principal short-term goal was to stop consolidating OccuLogix’s financial results and with today’s sale that goal has been achieved,” said Jim Wachtman, President and CEO.

About TLCVision

TLCVision is North America’s premier eye care services company, providing eye doctors with the tools and technologies needed to deliver high-quality patient care. Through its centers management and technology access service models, and its managed care contracting strength, TLCVision maintains leading positions in Refractive and Cataract markets. More information about TLCVision can be found on the web site at www.tlcv.com.

Forward Looking Statements

This press release contains certain forward-looking statements within the meaning of Section 27A of the U.S. Securities Act of 1933 and Section 21E of the U.S. Securities Exchange Act of 1934, which statements can be identified by the use of forward looking terminology, such as “may”, “will”, “expect”, ”intend”, “anticipate”, “estimate”, “predict”, “plans” or “continue” or the negative thereof or other variations thereon or comparable terminology referring to future events or results. The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of numerous factors, including the timing of expenditures, effects of competition, changes to pricing, acquisitions and expansion opportunities, any of which could cause actual results to vary materially from current results or TLCVision’s anticipated future results. See the Company’s reports filed with the Canadian Securities Regulators and the U.S. Securities and Exchange Commission from time to time for cautionary statements identifying important factors with respect to such forward looking statements, including certain risks and uncertainties, that could cause actual results to differ materially from results referred to in forward looking statements. TLCVision assumes no obligation to update the information contained in this press release.